Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Rezolve AI Limited on Form F-1 of our report dated May 20, 2024, except for Notes 2.20, 13 and 14, as to which the date is June 11, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and an emphasis-of-matter for the restatement of the 2023 and 2022 financial statements, relating to the carve-out consolidated financial statements of Rezolve AI Limited and Subsidiaries as of and for the years ended December 31, 2023 (restated) and 2022 (restated). We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ Grassi & Co., CPAs, P.C.

Grassi & Co., CPAs, P.C. Jericho, New York

September 6, 2024